EXHIBIT 10.108
May 11, 2007
Mr. Michael Griffith
1550 Baneberry Lane
Golden CO 80401
Dear Mike,
This letter confirms conversations that you and I have had regarding your 2007 incentive package and, upon to its approval by the Compensation Committee of StarTek’s Board of Directors, will serve as an addendum to your offer letter of September 8, 2004 (your “Offer Letter”).
•	Your current base salary is $185,000, effective March 1, 2007.
•	The “StarTek USA Inc. Commission Sales Plan at the level of 1%” as stated in your Offer Letter no longer applies.
•	To be more in line with other senior executives of the Company your 2007 cash incentives will be based on a combination of three factors rather than commission plan only.
•	You are eligible to receive an amount equal to 25% of your base salary less withholdings and applicable taxes (the “CBT Bonus” part of your 2007 cash incentives) if the Company achieves 100% of its 2007 Corporate Business Targets for operating income and revenue growth as described in the 2007 StarTek Incentive Bonus Plan (the “2007 IB Plan”). Payment of the CBT Bonus will be made under the “Company Business Targets” portion of the 2007 IB Plan, which means that no CBT Bonus will be earned or paid unless the Company achieves minimum thresholds for both operating income and revenue growth. If those thresholds are achieved, then depending on the actual operating income and revenue growth, your payout will be between 50% and 150% of CBT Bonus, per the second chart of Appendix A of the 2007 IB Plan.
•	You are eligible to receive an amount equal to 30% of your base salary less withholdings and applicable taxes for reaching your 2007 bookings target set forth in Attachment 1 of new business (e.g., new line of business with an existing client or new business with a new client), payable at the same time as the CBT Bonus. Your 2007 bookings are measured by the 12 month booking value of those contracts for new business that are signed during 2007 for which you are responsible. At the time of contract signing for any new business, the CEO will determine the 12 month booking value of the contract and then at year-end allow for a true-up if required.

•	You will participate in StarTek’s 2007 Sales Commission Plan (the “2007 Plan”), pursuant to which you will be eligible to commissions using the table set forth in Attachment 1 as the “Target Incentive Eligibility per Position” mentioned in the 2007 Plan. Note that your applicable target incentive percentage (the “TIP” mentioned in the 2007 Plan) depends on a third factor as well, namely whether the contract (the “PCon” mentioned in the 2007 Plan) is (or was) one for new business or not.
Mike, all other terms and conditions of your letter are still in effect.
I look forward to working with you to grow our business in 2007. Please confirm your agreement to the foregoing by signing and returning a copy of this letter to me.
Sincerely,
/s/ A. L. Jones

A. Laurence Jones
Chief Executive Officer
Agreed.
/s/ Michael Griffith

Michael Griffith